UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
February 18, 2010
(Date of earliest event reported)
HealthMarkets, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14953 (Commission File Number)	75-2044750 (IRS Employer Identification No.)

9151 Boulevard 26, North Richland Hills, Texas (Address of principal executive offices)	76180 (Zip Code)
Registrant’s telephone number, including area code: (817) 255-5200
(former name and address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.
     On February 18, 2010, HealthMarkets, Inc. and its subsidiaries (the “Company”) implemented a reduction of its existing workforce. The workforce reduction reflects a drop in enrollment levels experienced by the Company’s insurance subsidiaries and is designed to better align the Company’s workforce to current business levels, properly manage the Company’s expenses and support the Company’s business strategy going forward. The reduction affects approximately 11% of the Company’s workforce or a total of approximately 125 employees. The Company completed notifying affected employees, and the reduction was substantially completed, on February 19, 2010.
     In connection with the workforce reduction, the Company expects to pay in cash total costs of approximately $3.0 million associated with one-time termination benefits, primarily consisting of severance and other related costs. The Company plans to recognize these costs in the first quarter of 2010.
     This Current Report on Form 8-K contains or may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements regarding expected benefits, costs and charges associated with the transactions described above. Forward-looking statements are generally identified by use of the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions. Actual events or results may differ materially from those statements. For information about the factors that could cause such differences, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, including the information discussed under the caption “Item 1 Business”, “Item 1A. Risk Factors” and “Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the Company’s various other filings with the Securities and Exchange Commission and other publicly disseminated written documents.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HEALTHMARKETS, INC.
	By:	/s/ Steven P. Erwin
		Name:	Steven P. Erwin
Dated: February 24, 2010		Title:	Executive Vice President and Chief Financial Officer